FOR IMMEDIATE RELASE

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(602) 286-1533	(602) 286-1777

Michelle Clemente
(602) 286-1530

WESTERN REFINING ADDS 31 RETAIL LOCATIONS IN ARIZIONA

EL PASO, Texas - January 15, 2015 - Western Refining, Inc. (NYSE:WNR) today announced that the Company is growing its retail network by adding 31 locations in southern Arizona, bringing the Company’s total number of retail locations to 261. The stores were previously operated by Reay’s Ranch and are being added through lease arrangements. The convenience stores will be branded under Western’s Giant brand and will sell various brands of fuel. The conversion of these stores to Western began on January 12 and is expected to be complete by January 16, 2015.

The fuel volume of approximately 30 million annual gallons will be supplied by Western’s El Paso refinery. These stores will increase Western’s overall retail fuel volume by approximately 10% and merchandise sales by approximately 15%.

Jeff Stevens, Western’s President and Chief Executive Officer, stated, “The addition of these stores to our retail network is consistent with our strategy to grow retail within the supply reach of our refineries with minimal capital investment. Our retail team has a track record of efficiently integrating new locations into our network and growing sales volumes. We look forward to continuing this with these additions.”

About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. The refining segment operates refineries in El Paso, and Gallup, New Mexico. The retail segment includes retail service stations, convenience stores, and unmanned fleet fueling locations in Arizona, Colorado, New Mexico, and Texas.

Western Refining, Inc. also owns the general partner and approximately 66% of the limited partnership interest in Western Refining Logistics, LP (NYSE:WNRL) and the general partner and approximately 39% of the limited partnership interest in Northern Tier Energy LP (NYSE:NTI).

More information about Western Refining is available at www.wnr.com.

Cautionary Statement on Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained herein include statements about: Western's growing retail network; the conversion of the newly acquired retail stores to Western and the timing for completing such conversion; the source of the product supply for the new retail stores; the increase of Western’s retail fuel volumes and merchandise sales; the ability to grow Western’s retail store network with minimal capital investment; and Western’s ability to integrate new retail store locations and grow sales volumes. These statements are subject to the general risks inherent in our business and may or may not be realized. Some of our expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Western's business and operations involve numerous risks and uncertainties, many of which are beyond Western's control, which could materially affect Western's financial condition, results of operations and cash flows. Additional information relating to the uncertainties affecting Western's business is contained in its filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward-looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.